2002 STOCK PURCHASE AND OPTION PLAN
                         FOR KEY CALIFORNIA EMPLOYEES OF
               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES


1.   Purpose of Plan

     The 2002 Stock Purchase and Option Plan for Key California Employees of KinderCare Learning Centers, Inc. and Subsidiaries (the "Plan") is designed:

     (a) to promote the long term financial interests and growth of KinderCare Learning Centers, Inc. (the "Corporation") and its Subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business;

     (b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

     (c) to further the identity of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation.

2.   Definitions

     As used in the Plan, the following words shall have the following meanings:

     (a) "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5.

     (b) "Grant Agreement" means an agreement between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

     (c) "Board of Directors" means the Board of Directors of the Corporation.

     (d) "Committee" means the Compensation Committee of the Board of Directors.

     (e) "Common Stock" or "Share" means common stock of the Corporation which may be authorized but unissued, or issued and reacquired.

     (f) "Employee" means a person, including an officer, in the regular full-time employment of the Corporation or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected, to be primarily responsible for the management, growth or protection of some part or all of the business of the Corporation.

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     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (h) "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

     (i) "Participant" means an Employee, or other person having a unique relationship with the Corporation or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

     (j) "Stock-Based Grants" means the collective reference to the grant of Stock Appreciation Rights, Dividend Equivalent Rights, Purchase Stock, Restricted Stocks and Other Stock Based Grants.

     (k) "Stock Options" means the collective reference to "Incentive Stock Options" and "Other Stock Options".

     (l) "Subsidiary" means any corporation other than the Corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

3.   Administration of Plan

     (a) The Plan shall be administered by the Committee. The members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16(b) of the Exchange Act to the extent that the Corporation is subject to such rule. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

     (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to
Section 16 of the Exchange Act.

     (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Corporation and all other interested

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persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

4.   Eligibility

     The Committee may from time to time make Grants under the Plan to such Employees or other persons having a relationship with Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of Corporation or any of its Subsidiaries. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of Corporation.

5.   Grants

      From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee's sole discretion:

      (a) Incentive Stock Options - These are stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), to purchase Common Stock. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a), (i) must be granted within ten years from the earlier of (A) the date the Plan is adopted and (B) the date the Plan is approved by the stockholders, (ii) may not be exercised more than 10 years after the date it is granted, (iii) may not have an option price less than the Fair Market Value of Common Stock on the date the option is granted, except that the price shall not be less than 110% of the fair value in the case of any person who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Corporation or its parent or Subsidiaries possessing voting power, (iv) must otherwise comply with Code Section 422 and (v) must be designated as an "Incentive Stock Option" by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under this Plan and any Incentive Stock Options granted to the Participant for such year under any plans of the Corporation or any Subsidiary in any calendar year is $100,000. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement, and of any applicable guidelines of the Committee in effect at the time.

      (b) Other Stock Options - These are options to purchase Common Stock which are not designated by the Committee as "Incentive Stock Options." At the time of the Grant the Committee shall determine, and shall have contained in the Grant Agreement or other Plan rules,

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the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition of Purchase Shares under Paragraph 5(e) by the Optionee. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(b), (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than 85% of the Fair Market Value of Common Stock on the date the option is granted, except that the exercise price may not be less than 110% of the fair value on the case of any person who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Corporation of its parent or Subsidiaries possessing voting power. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan and of any applicable guidelines of the Committee in effect at the time.

      (c) Stock Appreciation Rights - These are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Fair Market Value on the date of Grant (the "base value") multiplied by (iii) the number of rights exercised as determined by the Committee. Stock Appreciation Rights granted under the Plan may, but need not be, granted in conjunction with an Option under Paragraph 5(a) or 5(b). The Committee, in the Grant Agreement or by other Plan rules, may impose such conditions or restrictions on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend, or suspend such Stock Appreciation Rights at any time. No Stock Appreciation Right granted under this Plan may be exercised less than 6 months or more than 10 years after the date it is granted except in the event of death or disability of a Participant. To the extent that any Stock Appreciation Right that shall have become exercisable, but shall not have been exercised or cancelled or, by reason of any termination of employment, shall have become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day of which it is exercisable, provided that any conditions or limitations on its exercise are satisfied (other than (i) notice of exercise and (ii) exercise or election to exercise during the period prescribed) and the Stock Appreciation Right shall then have value. Such exercise shall be deemed to specify that the holder elects to receive cash and that such exercise of a Stock Appreciation Right shall be effective as of the time of automatic exercise.

      (d) Restricted Stock - Restricted Stock is Common Stock delivered to a Participant with or without payment of consideration with restrictions or conditions on the Participant's right to transfer or sell such stock; provided that the price of any Restricted Stock delivered for consideration and not as bonus stock may not be less than 85% of the Fair Market Value of Common Stock on the date such Restricted Stock is granted or on the date the Restricted Stock purchase is consummated, except that the purchase price for such Restricted Stock may not be less than 100% of the fair market value of the Restricted Stock, either at the time the person is granted due right to purchase securities under the Plan or at the time the purchase is consummated, in the case of any person who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Corporation or its parent or Subsidiaries possessing voting power. If a Participant irrevocably elects in writing in the calendar year preceding a Grant of Restricted Stock, dividends paid on the Restricted Stock

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granted may be paid in shares of Restricted Stock equal to the cash dividend paid on Common Stock. The number of shares of Restricted Stock and the restrictions or conditions on such shares shall be as the Committee determines and shall be set forth in the Grant Agreement, and the certificate for the Restricted Stock shall bear evidence of the restrictions or conditions. No Restricted Stock may have a restriction period of less than 6 months, other than in the case of death or disability.

      (e) Purchase Stock - Purchase Stock are shares of Common Stock offered to a Participant at such price as determined by the Committee, the acquisition of which will make the Participant eligible to receive under the Plan, including, but not limited to, Other Stock Options; provided, however, that the price of such Purchase Shares may not be less than 85% of the Fair Market Value of the Common Stock on the date such shares of Purchase Stock are offered or on the date the Purchase Stock purchase is consummated, except that the purchase price for the Purchase Stock may not be less than 100% of the fair market value of the Purchase Stock, either at the time the person is granted the right to purchase securities under the Plan or at the time the purchase is consummated, in the case of any person who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Corporation or its parent or Subsidiaries possessing voting power.

      (f) Dividend Equivalent Rights - These are rights to receive cash payments from the Corporation at the same time and in the same amount as any cash dividends paid on an equal number of shares of Common Stock to shareholders of record during the period such rights are effective. The Committee, in the Grant Agreement or by other Plan rules, may impose such restrictions and conditions on the Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend, or suspend such Dividend Equivalent Rights at any time.

      (g) Other Stock-Based Grants - The Committee may make other Grants under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Paragraph 5(d)), are or may in the future be acquired, or Grants denominated in stock units, including ones valued using measures other than market value. Other Stock-Based Grants may be granted with or without consideration; provided, however, that the price of any such Grant made for consideration that provides for the acquisition of shares of Common Stock or other equity securities of the Corporation may not be less than 85% of the Fair Market Value of the Common Stock or such other equity securities on the date of grant of such Grant or on the date the purchase of the Other Stock-Based Grants is consummated, except that the purchase price for the Other Stock-Based Grants may not be less than 100% of the fair market value of the Other Stock Based Grants, either at the time the person is granted the right to purchase securities under the Plan or at the time the purchase is consummated, in the case of any person who owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Corporation or its parent or Subsidiaries possessing voting power. Such Other Stock-Based Grants may be made alone, in addition to or in tandem with any Grant of any type made under the Plan and must be consistent with the purposes of the Plan.

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6.   Limitations and Conditions

      (a) The number of Shares available for Grants under this Plan shall be 100,000 shares of the authorized Common Stock as of the effective date of the Plan. The number of Shares subject to Grants under this Plan to any one Participant shall not be more than 1,000,000 shares. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available for Grants.

      (b) At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.

      (c) Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

      (d) Deferrals of Grant payouts may be provided for, at the sole discretion of the Committee, in the Grant Agreements.

      (e) Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary, along with interest, dividend, and other expenses accrued on deferred Grants shall be charged to the Participant's employer during the period for which the Grant is made. If the Participant is employed by more than one Subsidiary or by both the Corporation and a Subsidiary during the period for which the Grant is made, the Participant's Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.

      (f) Other than as specifically provided with regard to the death of a Participant, or as specifically provided in a Grant Agreement or by the Committee, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

      (g) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

      (h) No election as to benefits or exercise of Stock Options, Stock Appreciation Rights, or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant, or as specifically provided in a Grant Agreement.

      (i) Absent express provisions to the contrary, any grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other

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benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

      (j) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

      (k) Notwithstanding anything else in this Plan or any Grant Agreement, subject to Section 7, each Grant of an option under this Plan to a person who is not an officer, director or consultant of the Company shall become exercisable at the rate of at least 20 percent of the shares covered by the option per year over the first five years after the date of the Grant.

      (l) If, in connection with shares sold pursuant to the Plan (including shares sold upon exercise of options granted pursuant to the Plan) to persons other than officers, directors or consultants of the Corporation, the Board of Directors or the Committee establishes provisions giving the Corporation a right to repurchase such shares, the repurchase rights shall be limited to a right to repurchase the shares at the original purchase price, provided that such right lapses at the rate of at least 20% of the shares per year over five years from the date the shares are sold or the option is granted (without respect to the date the option was exercised or became exercisable). Any such right to repurchase may only be exercised for cash or cancellation of a promissory note given as payment for the shares and only within 90 days of termination of the person's employment (or in the case of shares issued upon exercise of options after the date of termination, within 90 days after the date of the exercise).

7.   Termination of Employment or Service

      (a) Unless the Committee determines otherwise, if a Participant's employment or service with the Corporation terminates for any reason other than because of termination for cause, permanent disability or death, as provided in Sections 7(b) and 7(c), Participant's option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the Participant was entitled to exercise the option at the date of termination; provided, however, that, except with a Participant's employment is terminated for cause, the Committee may not provide for a post-termination exercise period of less than 30 days.

      (b) Unless the Committee determines otherwise, Participant's option shall terminate and no longer be exercisable upon the date of Participant's termination of employment by the Corporation for cause.

      (c) Unless the Committee determines, otherwise, Participant's option shall terminate and no longer be exercisable upon the first anniversary of the date of Participant's termination of employment by reason of death or permanent disability; provided, however, that the Committee may not provide for a post-termination exercise period of less than six months.

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      (d)   For purposes of the Plan, unless the Committee determines
otherwise: (i) a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment, and (ii) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation during such leave of absence.

8.   Adjustments

      Subject to Section 9 herein, in the event of any change in the outstanding Common Stock by reason of a stock split, reverse stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee shall make an appropriate and equitable adjustment in the number and kind of Shares available for Grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares to which outstanding options, or portions hereof then unexercised, shall be exercisable, so that the Participant's proportionate interest before and after the occurrence of the event is maintained. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons.

9.   Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

      In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Stock Option or any Stock-Based Grant, the Committee may provide that such Stock Option or Stock-Based Grant cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation, and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such Stock Option or Stock-Based Grant or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such Stock Option or Stock-Based Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Stock Option or Stock-Based Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Stock Option or Stock-Based Grant shall remain exercisable after any such event, from and after such event, any such Stock Option or Stock-Based Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

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10.  Amendment and Termination

      The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

      The Board of Directors may amend, suspend or terminate the Plan at any time from time to time.

11.  Foreign Options and Rights

            The Committee may make Grants to Employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

12.  Withholding Taxes

      The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares upon the exercise of an Option or Stock Appreciation Right, upon payment of Performance units or shares, upon delivery of Restricted Stock or upon exercise, settlement or payment of any Other Stock-Based Grant that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock.

13.  Effective Date and Termination Date

      The Plan shall be effective on and as of the date of its approval by the stockholders of the Corporation and shall continue until the earlier of
(i) the date the Plan is terminated by the Board of Directors pursuant to Paragraph 10; or (ii) 10 years from the date the Plan is approved by the stockholders.

14.  Financial Statements

      Financial statements of the Corporation will be provided annually to each Participant under the Plan and to each person who holds Common Stock acquired pursuant to the Plan; provided, however, that this requirement shall not apply to key employees whose duties in connection with the Corporation assure them access to equivalent information.

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